EXHIBIT 10.2

AMENDMENT NO. 2
TO THE
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
OF CB RICHARD ELLIS GROUP, INC.
(THE “COMPANY”)

Amended by the Company’s Board of Directors on June 1, 2007

Effective June 1, 2007, Sections 7(a) and 7(b) of the Company’s Amended and Restated 2004 Stock Incentive Plan are hereby amended to read in their entirety as follows:

“(a)         Annual Stock Option Grant.   An annual grant of stock options shall automatically be made to each Eligible Director.  The number of shares of Common Stock covered by each stock option shall be equal to a dollar amount determined by the Board no later than the end of the prior calendar year divided by the Fair Market Value of the Company’s Common Stock on the date of grant, rounded to the nearest whole number.  The exercise price of each option shall be one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the option on the date the option is granted.  The maximum term of the options shall be seven (7) years and the options shall vest and become exercisable at a rate of one-twelfth (1/12th) of the grant per quarter over a period of three (3) years.  In the event of involuntary termination (such as death, Disability, or non-reelection), vested shares must be exercised within one (1) year of termination, but no later than seven (7) years from the date of grant.  In the event of resignation or other voluntary termination, the options must be exercised within three (3) months of termination.  In the event of removal, such Options shall lapse automatically.  Except as otherwise expressly described in this subsection, the terms are the same as those for the standard form of Nonstatutory Stock Options in use by the Company at the time of grant.  This grant shall be pro-rated as provided in Subsection 7(c) below.

 (b)          Annual Restricted Stock Bonus.   An annual grant of restricted stock shall automatically be made in a dollar amount (the “Restricted Stock Dollar Amount”) determined by the Board no later than the end of the prior calendar year and equal to the number of shares (rounded to the nearest whole number) which represents a Fair Market Value of such Restricted Stock Dollar Amount at the time of the grant.  The restricted stock granted shall vest in full on the third (3rd) anniversary of the date of the grant (the “Vesting Date”) provided that the Eligible Director has served continuously since the grant.  If an Eligible Director leaves the Board of Directors as a result of the Eligible Director’s death, Disability, retirement, or failure to be renominated or reelected to the Board, any unvested restricted stock shall become vested immediately prior to such departure in the amount of one-third (1/3) of the total number of shares subject to the grant for each full year the Eligible Director served on the Board of Directors after the date of grant.  (For purposes of this subsection, “retirement” is defined as resignation after an Eligible Director reaches sixty-five 65 years of age.)  This grant shall be pro-rated as provided in Subsection 7(c) below.”